EXHIBIT 99.1

Woodward Elects Frederico Fleury Curado to Its Board of Directors

Curado is a distinguished global executive who brings CEO and board experience across industrial, energy, and aerospace markets

FORT COLLINS, Colo., April 24, 2026 (GLOBE NEWSWIRE) -- Woodward (NASDAQ: WWD), a world leader in the design and manufacture of aerospace and industrial controls, today announced the election of Frederico Fleury Curado to its Board of Directors and its Audit Committee, effective June 1, 2026. Curado brings more than four decades of leadership experience in industrial and aerospace companies.

“Fred is a proven global business leader who has helped complex organizations improve performance and sharpen strategy,” said Chip Blankenship, Chair and CEO of Woodward. “His deep experience across industrial, energy, and aerospace markets, along with a strong track record in governance and his global experience, will be valuable as we pursue our long-term growth strategy and create value for our company, our customers, and stockholders.”

Curado most recently served as Chief Executive Officer of Ultrapar S.A. from 2017 to 2021. During his tenure, he led a comprehensive portfolio optimization strategy that repositioned the company around its core energy and infrastructure businesses, enabling greater focus and capital allocation to its fuel distribution, LPG, and logistics platforms. Prior to Ultrapar, Curado served as President and Chief Executive Officer of Embraer S.A. from 2007-2016. During his tenure, Curado helped transform Embraer from a regional jet manufacturer into a diversified global aerospace leader, overseeing the development of the E-Jets E2, Legacy 450/500 and KC-390 Millennium programs. Earlier in his career, Curado held senior leadership roles in the aerospace sector, where he developed a strong reputation for operational excellence, international market expansion, and disciplined capital management.

Curado’s board and executive leadership experience spans governance, compensation, audit oversight, environmental, and safety matters, bringing practical oversight experience to Woodward’s Board.

He currently serves on the boards of ABB Ltd. (Chair, Compensation Committee), LATAM Airlines Group S.A. (Chair, Audit Committee), and Transocean Ltd. (Compensation Committee and Chair, Governance, Safety & Environment Committee).

About Woodward
Woodward is the global leader in the design, manufacture, and service of energy conversion and control solutions for the aerospace and industrial equipment markets. Our purpose is to design and deliver energy control solutions our partners count on to power a clean future. Our innovative fluid, combustion, electrical, propulsion, and motion control systems perform in some of the world’s harshest environments. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com.

Media Contact:
Jennifer Regina
+1 970-559-8840
Jennifer.regina@woodward.com

Investor Contact:
Dan Provaznik
Director Investor Relations
+1 970-498-3849
Dan.Provaznik@Woodward.com

A photo accompanying this announcement is available at https://www.globenewswire.com/NewsRoom/AttachmentNg/b03b6df1-11e9-4506-beb5-565ca32078b3